UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2006
PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-19253 (Commission File Number)	04-2723701 (IRS Employer Identification No.)

6710 Clayton Road Richmond Heights, MO (Address of principal executive offices)	63117 (Zip Code)
314-633-7100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
Long Term Incentive Plan Awards to Named Executive Officers
     On August 11, 2006, the Compensation and Stock Option Committee of the Board of Directors of Panera Bread Company (the “Company”) approved the following awards pursuant to the Company’s 2005 Long Term Incentive Plan (as amended, the “LTIP”) to the individuals listed below, which individuals were included in the Summary Compensation Table in the Company’s most recent proxy statement (“the “Named Executive Officers”). All of the LTIP awards were granted under the Company’s 2006 Stock Incentive Plan.

				Performance
	Restricted	Choice Awards		Awards
	Stock Awards	Restricted Stock	Stock Options	Target
Name and Principal Position	(#)	(#)	(#)	($)
Ronald M. Shaich
Chairman and Chief Executive Officer	8,055	—	32,220	$772,500
Neal J. Yanofsky
President	3,624	—	14,496	$347,625
Mark A. Borland
Senior Vice President, Chief Supply Chain Officer	1,617	—	6,468	$155,100
Scott G. Davis
Senior Vice President, Chief Concept Officer	1,617	—	6,468	$155,100
Michael J. Kupstas
Senior Vice President, Chief Franchise Officer	1,617	1,617	—	$155,100
Restricted Stock Awards
     Restricted stock awards under the LTIP are shares of Class A Common Stock that are subject to forfeiture. The restricted stock subject to the restricted stock awards may not be sold or transferred unless and until it vests, at which time all restrictions will lapse for the number of shares that vest. The shares of restricted stock vest over a five-year period from August 11, 2006, with 25% vesting on August 11, 2008, and an additional 25% vesting on August 11, 2009, 2010, and 2011, respectively, subject to continued employment with the Company. In the event an executive is no longer employed by the Company, any unvested shares of restricted stock held by the executive will be forfeited. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional restricted stock which would have vested had the executive not died or become disabled prior to the vesting accrual period next following the death or disability will be vested in addition to the restricted stock that was vested in accordance with the formula above.

Choice Awards
     Choice Awards under the LTIP permit a recipient to elect to receive an award in the form of restricted stock or non-statutory stock options. The executive elected to receive the number of shares of restricted stock specified as Restricted Stock under the Choice Awards heading, or non-statutory stock options to purchase the number of shares of Class A Common Stock specified as Stock Options under the Choice Awards heading, as the case may be, or could have elected to receive a combination of restricted stock and non-statutory stock options. The portion of the choice award elected to be in the form of a stock option over restricted stock was for a stock option to purchase a number of shares equal to four times the number of shares of restricted stock that would have been awarded. Options granted pursuant to a choice award have an exercise price equal to the closing price of the Class A Common Stock on The Nasdaq Global Select Market on August 11, 2006, the effective date for the award, and vest over a five-year period from August 11, 2006, with 25% vesting on August 11, 2008, and an additional 25% vesting on August 11, 2009, 2010, and 2011, respectively. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional portion of the option that would have vested had the executive not died or become disabled prior to the vesting accrual period next following the death or disability will be vested in addition to the portion of the option that was vested in accordance with the formula above. The options terminate six years from the date of grant, but are subject to earlier termination as provided in the award agreement, the LTIP, and the Company’s 2006 Stock Incentive Plan. The provisions of the restricted stock awards described above also apply to the choice awards that the executive elects to receive as restricted stock, if any.
Performance Awards
     Performance awards under the LTIP represent the target value of performance awards in dollars based on achievement of performance goals established by the Compensation and Stock Option Committee of the Company’s Board of Directors. The performance period for all of the performance awards granted under the LTIP is the three-fiscal-year period beginning with the 2006 fiscal year. The performance goals, including each performance metric, weighing of each metric, and award levels for each metric for the performance awards are communicated to each recipient and are based on various predetermined earnings and operating metrics. The performance awards will be earned based on the achievement of predetermined earnings and operating performance metrics at the end of the three-fiscal-year performance period, assuming the recipient remains employed by the Company. The performance awards range from 0% to 300% of each executive’s salary, based on their position with the Company and the level of achievement of each performance metric. The target award for each executive is the mid-point of his or her performance award range. The performance awards will be payable 50% in cash and 50% in whole shares of Class A Common Stock, or in some other combination of cash and stock as the Company’s Compensation and Stock Option Committee determines.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY
Date: August 17, 2006	By:	/s/ Jeffrey W. Kip
		Name:	Jeffrey W. Kip
		Title:	Senior Vice President, Chief Financial Officer